Exhibit 99.1

Medley Capital Corporation Increases its Credit Facility to $187.5 Million Including $55 Million in New Term Financing and Secures Accordion Feature up to $300 Million.

NEW YORK, NY (September 4, 2012) – Medley Capital Corporation (NYSE: MCC) (the “Company”) today announced the issuance of $55 million in senior term debt (the “Term Loan”) and an amendment, extension and increase to its existing revolving credit facility ( the “Credit Facility”). The combined Term Loan and Credit Facility (the “Facilities”) increases Medley Capital Corporation’s current financing capacity by $62.5 million to $187.5 million and provides for an aggregate accordion feature permitting subsequent increases to the Facilities up to an aggregate maximum amount of $300 million.

The financing was led by ING Capital. In addition to the continuing participation of our existing lenders, the lending group was expanded to include EverBank Commercial Finance, Inc. (“EverBank”). The Credit Facility was increased from $125 million to $132.5 million and the revolving period was extended from August 2014 to August 2015, followed by a one-year amortization period and a final maturity in August 2016. The pricing on the Credit Facility was reduced to LIBOR plus 3.75% with no floor. The Credit Facility also provides for a step down in pricing to LIBOR plus 3.25% if the Company’s NAV exceeds $350 million. Additionally, the Company issued a $55 million five-year term loan. The Term Loan has a bullet maturity in August 2017 and bears interest at LIBOR plus 4.00%, with no floor.

"We have worked hard to build strong relationships with our existing lenders and appreciate their continued support. We continue to work at expanding our lending group and we are very pleased with the addition of EverBank. The Facilities allow us to significantly grow our investment portfolio both now and in the future as we increase our equity base. With this amendment, we were able to lower our current cost of capital and also provide a path to further lowering our cost of capital in the future." noted Brook Taube, Chief Executive Officer of the Company.

ABOUT MEDLEY CAPITAL CORPORATION

The Company is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. The Company's investment objective is to generate both current income and capital appreciation, primarily through investments in privately negotiated debt and equity securities of middle market companies. The Company is a direct lender targeting private debt transactions ranging in size from $10 to $50 million to borrowers principally located in North America. The Company's investment activities are managed by its investment adviser, MCC Advisors LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended.

ABOUT MCC ADVISORS LLC

MCC Advisors LLC, an affiliate of Medley LLC (“Medley”), is a registered investment adviser under the Investment Advisers Act of 1940, as amended. Medley specializes in credit investing, including direct private lending and corporate credit related strategies and provides first lien, second lien and unitranche term loans to lower middle-market and middle-market companies with an investment size between $7-50 million. Medley will support acquisition and growth financings, leveraged buyouts, management buyouts, bank debt restructurings, CAPEX, Chapter 11 exit financing and DIP financing. Medley is headquartered in New York with offices in San Francisco.

ABOUT ING Capital LLC

ING Capital LLC is a US subsidiary of ING Bank NV, which is part of ING Group, a global financial services company.  ING Bank NV and its subsidiaries have approximately 68,000 employees serving their clients through an extensive global network in the world's major financial services markets. ING has built a leading position in corporate finance, including lending and mergers & acquisitions.

FORWARD-LOOKING STATEMENTS

Statements included herein may contain "forward-looking statements". Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of assumptions, risks and uncertainties, which change over time. Actual results may differ materially from those anticipated in any forward-looking statements as a result of a number of factors, including those described from time to time in filings by the Company with the Securities and Exchange Commission. Except as required by law, the Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

SOURCE: Medley Capital Corporation

Richard Allorto, 212-759-0777